EXHIBIT 23.1         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                          CHANG G. PARK, CPA, PH. D.
              371 E STREET - CHULA VISTA - CALIFORNIA 91910-2615
       TELEPHONE (858)722-5953 - FAX (858) 408-2695 - FAX (619) 422-1465
                          E-MAIL CHANGGPARK@GMAIL.COM
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October 9, 2006

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of October 6, 2006 on the audited financial statements of Sentosa Financial Investments, Ltd. as of September 30, 2006, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park, CPA
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Chang G. Park, CPA